Exhibit 99.1

Contact:
Kearstin Patterson
Director, Corporate Communications
615-236-4419 (office)
615-517-6112 (mobile)
kpatterson@biomimetics.com

BioMimetic Therapeutics’ Augment™ Bone Graft Receives Positive Recommendation from FDA Advisory Committee

Franklin, Tenn. – May 12, 2011 – BioMimetic Therapeutics, Inc. (NASDAQ: BMTI), a biotechnology company specializing in the development and commercialization of innovative bioactive products to promote the healing of musculoskeletal injuries and diseases, announced today that the U.S. Food & Drug Administration’s (FDA) Orthopedic and Rehabilitation Devices Panel of the Medical Devices Advisory Committee voted 12-6 in support of the safety of Augment™ Bone Graft for use as an alternative to autograft in hindfoot and ankle fusion procedures. The panel also voted 10-8 in support of the efficacy of Augment for use as an alternative to autograft in hindfoot and ankle fusions.  Additionally, the panel voted 10-8 that Augment demonstrates a favorable benefit to risk profile for the same indication.  The Company received unanimous support on all three recommendations from the foot and ankle specialists serving on the panel.  The advisory committee’s recommendation will be considered by the FDA when completing its review of Augment Bone Graft’s Premarket Approval (PMA) application.  Approval of Augment Bone Graft would mark the Company’s entry into the $2.5B U.S. bone grafting market.

If approved by the FDA, Augment Bone Graft would be the first, new recombinant protein technology for orthopedics introduced to the market in nearly a decade and the first and only cost effective fully synthetic bone growth factor replacement for autograft with Level 1 data supporting its safety and efficacy.

“Today’s panel meeting represents a major milestone for the Company, and one that our investigators and BioMimetic team have worked tirelessly to achieve over the last several years,” said Dr. Samuel Lynch, president and CEO of BioMimetic Therapeutics.  “Many years ago, my colleagues and I first imagined the possibilities of using PDGF as a broad multi-factorial stimulator of musculoskeletal tissue repair.  It is exciting to see that our hypothesis culminated today with a favorable advisory panel recommendation, which is an important step on the path to approval for this novel and important option for the treatment of hindfoot and ankle fusions.  It is also gratifying to see the overwhelming support for the distribution of Augment in the market place and we expect to be ready to commercialize immediately upon approval from the FDA, which we expect within the coming six months.”

“As a clinician who is constantly faced with having to consider fusion surgery as a potential therapeutic modality for my patients, I am very excited about this product,” said Christopher W. DiGiovanni, M.D., professor and program director of the department of orthopaedic surgery at the Warren Alpert School of Medicine at Brown University.  Dr. DiGiovanni is also chief of the division of foot and ankle surgery at Brown, and acted as lead investigator for the Augment Bone Graft North American pivotal trial designed to look at arthrodesis rates in hindfoot and ankle surgery when combined with Augment or autogenous bone graft.  “This study has been a colossal effort on behalf of my colleagues in the American Orthopaedic Foot and Ankle Society, and to date represents the largest collective scientific investigation ever performed by orthopedic foot and ankle surgeons.  I believe those of us who participated in this study are confident that the data generated by this research demonstrate that Augment is a safe and effective product which offers an attractive risk-benefit ratio for our patients.  The product, if approved, would provide our specialty an alternative means of enhancing ossteointegration while simultaneously eliminating the potential risk and morbidity associated with autogenous bone graft harvest.  As such, I look forward to the anticipated approval of Augment for use in the market as a treatment option for any future patient who requires a healing adjunct during foot or ankle fusion surgery.”

Additionally, the committee’s favorable vote included recommendations regarding potential pre- and post-approval studies.  Following today’s meeting, the Company will continue to work closely with the FDA through the next steps of product approval requirements and will ensure the Agency has all information necessary to complete the review process.

Commercialization of Augment Bone Graft
Following the excitement surrounding the potential launch of Augment Bone Graft at the American Academy of Orthopedic Surgeons Meeting (AAOS) in February, there has been an increase in distributors who have expressed a strong desire in marketing the product upon U.S. approval.  The Company currently has contracts with several of the industry’s largest orthopedic sales organizations, which has translated into nearly 100 independent representatives already committed to sell the product.   The Company expects to launch Augment with 150 – 175 total independent sales representatives, upgrading the Company’s previous guidance from 80 – 100 independent representatives at launch.  It is expected that these representatives would effectively cover approximately half of the country’s geography. Additionally, the Company is building its internal sales and marketing team, and has already hired five new sales management employees with direct representatives and sales specialists expected to be hired immediately post panel.

About the Augment Bone Graft Study
The advisory committee reviewed safety and effectiveness data from a randomized, controlled, non-inferiority study comparing Augment Bone Graft to autograft, with the two treatments randomized 2:1, respectively.  Augment Bone Graft was shown to be statistically non-inferior to autograft for the primary study endpoint (50% osseous bridging on CT scans at six months). Additionally, 15 of 16 secondary endpoints were statistically significant at 12 months.  414 subjects were treated in the study and over 600 patients have been treated internationally as part of the Augment Bone Graft clinical program.

About Augment Bone Graft
Augment Bone Graft is being developed as the first fully synthetic alternative to autograft in orthopedic surgery where the use of bone graft, a material used to augment bone healing, is indicated. Augment Bone Graft is designed to be placed directly into an open surgical site to stimulate bone regeneration. The combination of the two Augment Bone Graft components, recombinant human Platelet-Derived Growth Factor (rhPDGF) and Beta-tricalcium phosphate (Beta-TCP), is key to the product candidate's activities.  rhPDGF-BB is intended to provide the biological stimulus for tissue regeneration by stimulating the in-growth and proliferation of osteoblasts, cells responsible for the formation of bone, while Beta-TCP provides a framework or scaffold for new bone growth to occur. Augment Bone Graft was approved for use in Canada in November 2009.

Conference Call and Webcast
BioMimetic will host a conference call and webcast Friday, May 13 at 7:30 a.m. EDT to discuss the advisory committee’s recommendation.  A live webcast of the conference call will be available on the Investor Relations section of BioMimetic’s website at www.biomimetics.com.  The webcast will be archived on the website for at least 30 days.

The conference call may be accessed on May 13, 2011 by dialing (877) 224-4059 for U.S. and Canada.  The passcode for the call is 64167082. The international dial in number is (706) 902-2069 and the same passcode applies.

About BioMimetic Therapeutics
BioMimetic Therapeutics (NASDAQ: BMTI) is a biotechnology company specializing in the development and commercialization of innovative bioactive products to promote the healing of musculoskeletal injuries and diseases, including orthopedic, spine and sports injury applications. All products developed by BioMimetic are based upon recombinant human platelet-derived growth factor (rhPDGF-BB) platform technology, which is a synthetic form of PDGF, one of the body's principal agents to stimulate and direct healing and regeneration. Through the commercialization of this patented technology, BioMimetic seeks to become the leading company in the field of regenerative medicine by providing new treatment options for the repair of bone, cartilage, tendons and ligaments, thus helping patients recover faster from their orthopedic injuries.

In 2005, BioMimetic received marketing approval from the FDA for its first product, GEM 21S®, as a grafting material for bone and periodontal regeneration. Additionally, BioMimetic Therapeutics has completed and continues to sponsor clinical trials with its three lead product candidates Augment™ Bone Graft, Augment™ Injectable Bone Graft, and Augment™ Rotator Cuff Graft in multiple orthopedic and sports medicine indications including the treatment of foot and ankle fusions, the stimulation of healing of fractures of the wrist, and the surgical treatment of rotator cuff tears.  In November 2009, BioMimetic received approval from Health Canada to begin marketing Augment Bone Graft as an alternative to the use of autograft, the current gold standard in bone grafting, in foot and ankle fusion indications in Canada.  In May 2011, the FDA’s Orthopedic and Rehabilitation Devices Panel of the Medical Devices Advisory Committee voted favorably on Augment™ Bone Graft’s safety, efficacy and benefit to risk profile for its use as an alternative to autograft in hindfoot and ankle fusions.

GEM 21S is a trademark of Luitpold Pharmaceuticals, Inc., who now owns this dental related product and markets it through its Osteohealth Company in the United States and Canada.

For further information contact Kearstin Patterson, director of corporate communications, at 615-236-4419.

Forward-looking Statements
This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the current intent and expectations of the management of BioMimetic. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict.  Forward-looking statements include statements regarding regulatory matters and recommendations by the U.S. Food and Drug Administration (FDA) regarding potential pre-clinical and clinical pre- and post-approval studies.  The words “may,” “continue,” “estimate,” “intend,” “plan,” “will,” “believe,” “project,” “expect,” “anticipate” and similar expressions may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking.  There are many important factors that could cause actual results to differ materially from those indicated in the forward-looking statements, including the risk that the FDA will not approve Augment notwithstanding the positive recommendation by the FDA Advisory Panel.  Further, BioMimetic’s actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements because of risks associated with the approval process for and the commercialization of Augment and BioMimetic’s other product candidates, preclinical and clinical development activities, regulatory oversight, the marketing of BioMimetic’s products, and other risks detailed in BioMimetic’s filings with the Securities and Exchange Commission. Except as required by law, BioMimetic undertakes no responsibility for updating the information contained in this press release beyond the published date, whether as a result of new information, future events or otherwise, and has no policy of doing so.  In addition, BioMimetic undertakes no responsibility for changes made to this document by wire services or Internet services.

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